EXHIBIT 23

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-93921 of Valley Ridge Financial Corporation on Form S-8 of our report dated June 19, 2001, included in this Annual Report on Form 11-K of Valley Ridge Financial Corp. Profit-Sharing and 401(k) Plan for the year ended December 31, 2000.

/s/Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP

Grand Rapids, Michigan
June 27, 2001